Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Birks & Mayors Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139613 and 333-133561) on Form S-8 of our report dated June 6, 2008, with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 29, 2008 and March 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 29, 2008, March 31, 2007 and March 25, 2006, which appears in the March 31, 2008 annual report on Form 20-F of Birks & Mayors Inc.

/s/ KPMG LLP

Chartered Accountants
Montreal, Canada
June 26, 2008